Exhibit 99.1
October 4, 2011
Matthew J. Desch
Chief Executive Officer
Iridium Communications, Inc.
1750 Tyson’s Boulevard, Suite 1400
McLean, VA 22101-4244
Dear Matt:
This is to inform you that Greenhill & Co., Inc. (“Greenhill”) has set up a 10b5-1 Plan pursuant to which it will sell all of its Iridium common stock over a period of two or more years. The agreement calls for the sale of our shares in small daily increments, which represent a small percentage of recent daily trading volume levels. Specifically, we will sell 15,000 shares per trading day when the prior day’s closing price of Iridium common stock was below $8.50, OR 20,000 shares per day when the prior day’s closing price was between $8.51-$9.50, OR 25,000 shares per day when the prior day’s closing price was above $9.50. The only exception is that we will not sell shares on the last five trading days of any calendar quarter. Please note that the 10b5-1 Plan relates only to shares owned by Greenhill and its subsidiaries, and I have no current intention to sell any Iridium shares owned by me personally. I also intend to continue to serve as a member of the Iridium board.
We continue to believe strongly in the value of Iridium. The purpose of the sale of shares beginning now is primarily to fund the repurchase of our own Greenhill common stock, which we believe is an attractive opportunity at this time. The reason for using a 10b5-1 Plan to implement such sales is to minimize the impact of our share sales on the market for Iridium shares and to avoid any misinterpretation of our views on the prospects of the company. The reason for the sale of shares over a period of multiple years is our hope that what we believe is the full value of Iridium will be reflected in its share price over time, resulting in greater share sale proceeds to Greenhill.
Sincerely,
Scott L. Bok
Chief Executive Officer